Exhibit 99.1

        DRI Corporation Notes Growth in U.S. Transit Ridership


    --  Approximately 2.6 Billion U.S. Transit Trips Taken in Second
        Quarter 2007

    --  More Than 5.0 Billion U.S. Transit Trips Taken During First
        Half of 2007

    -- DRI's Products Help to Improve Ridership, the Environment and Transit Security


    DALLAS--(BUSINESS WIRE)--Oct. 10, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that, according to the American Public Transportation Association's (APTA) ridership report for second quarter 2007, U.S. transit ridership increased at an accelerated rate in the second quarter and more than 5.0 billion transit trips were taken during the first half of 2007.

    "More people are choosing public transportation. According to APTA, Americans took 78 million more trips using public transportation during the first six months of 2007 than in the same period of 2006. APTA also said that almost all modes of transportation posted increases during the first six months of 2007. Increased transit ridership potentially brings with it an increased demand for transportation-related equipment in DRI's domestic market as we together work toward lowered carbon emissions, an improved environment, greater mobility, and passenger and fleet security. We are excited to see these continued increases in U.S. transit ridership, and believe that it feeds into DRI's growth plans," David
L. Turney, the Company's Chairman, President, and Chief Executive
Officer, said.

    Mr. Turney believes that, with the intense need to reduce the consumption of fossil fuel and the need for imported oil, these increases in U.S. transit ridership are an important development toward "thinking and acting green" to help improve the environment. "The roles our products play in and on public transportation systems continue to be part of the answer for improving energy efficiency, reducing the environmental damage created by greenhouse gases, decreasing health issues caused by pollution, and improving the overall quality of life. In short, we consider DRI products to be at the very heart of thinking and acting green. Our products also help to mitigate the risk and impact of terrorist attacks and improve security. We strongly believe that few, if any, small-cap companies can lay claim to actively serving all of these very real issues - on an international basis - with one family of products," he said.

    ABOUT APTA

    APTA is a nonprofit international association of more than 1,500 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the United States and Canada.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning APTA's beliefs and predictions about the public transit industry and any implied trends or patterns regarding increased transit ridership, management's beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth, management's beliefs that the Company's products help the environment, as well as any statement, express or implied, concerning future events or expectations or those which use words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., are forward-looking statements. These forward looking statements are subject to risks and uncertainties, including risks and uncertainties that APTA's beliefs and predictions about the public transit industry are incorrect, the risk that the data may not indicate trends or patterns regarding increased transit ridership, or risks that management's beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth or that the Company's products help the environment may not be accurate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com